Exhibit 21.1

List of Subsidiaries

We operate through ten direct and indirect wholly-owned subsidiaries, including:

•      INTAC International Holdings Limited, a Hong Kong corporation formed on January 3, 2001, which acts as our primary distributor of telecommunications products into the Asia-Pacific Rim;

•      INTAC Holdco Corp., a Delaware corporation formed on October 10, 2001, which holds certain of the shares of INTAC International Holdings Limited;

•      Global Creative International Limited, a Hong Kong corporation formed on March 15, 2002, which acts as a distributor of refurbished telecommunications products into the Asia-Pacific Rim;

•      Beijing Huana Xinlong Information and Technology Development Co., Ltd,  a China corporation acquired in December 2004, which is a leading Chinese developer of management software for educational institution administration;

•      FUTAC Group Limited, a British Virgin Islands corporation formed on January 2, 2002, which imports automobiles for distribution into mainland China;

•      INTAC Telecommunications Limited, a Hong Kong corporation formed on March 8, 2002, which acts as a distributor of telecommunications products into the Asia-Pacific Rim;

•      Intac (Tianjin) International Trading Co., formerly “Intac Auto Mobile Trading Company Limited”, a China corporation formed on April 9, 2002, which imports automobiles for distribution into mainland China;

•      INTAC Deutschland GmbH, a German corporation formed on September 1, 2004, which acts as our primary purchasing agent and distributor of products from Europe into the Asia-Pacific Rim;

•      Beijing Intac Media Advertising Company Limited, a China corporation formed on September 15, 2004, which provides advertising services through Intac Purun; and

•      Beijing Intac Meidi Technology Development Company Limited, a China corporation formed on September 21, 2004, which provides value added services through Intac Purun.

We also operate through a 60% owned subsidiary:

•      Beijing Intac Purun Educational Development Limited, a China corporation formed in October 2003, which provides comprehensive employment information over its Internet portal to facilitate students’ employment search and future career development.